Hawk Repurchases $10.0 Million of its 8.75% Senior Notes

CLEVELAND, Ohio – December 1, 2009 – Hawk Corporation (NYSE Amex: HWK) announced that it has repurchased, in privately negotiated transactions, $10.0 million in principal amount of its 8.75% Senior Notes for $9.9 million and recorded a pre-tax charge of $0.1 million related to the write-off of unamortized deferred financing costs and transaction fees. The Company expects interest savings of approximately $0.1 million in the fourth quarter of 2009 as a result of the repurchase. On an annual basis, beginning in 2010, the Company expects savings of approximately $0.9 million in reduced interest and amortization expense. The Company’s total debt was reduced from $87.1 million to $77.1 million after this repurchase.

“We have repurchased these bonds in furtherance of our strategy to prudently manage our balance sheet by opportunistically buying back debt at attractive rates, while maintaining flexibility to pursue acquisition opportunities, continue our stock buy-back program and support internal capital projects. With this debt repurchase, we expect to save approximately $0.6 million after-tax, or $0.07 per diluted share, on an annual basis, in reduced interest costs,” said Ronald E. Weinberg, Hawk’s Chairman and Chief Executive Officer.

The Company may from time to time seek to retire or purchase additional Senior Notes through open market purchases, privately negotiated transactions or otherwise.  Such repurchases, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 930 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning the Company’s repurchase of its Senior Notes and the interest savings resulting from such repurchase. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/